Exhibit 10.2

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) dated as of July 10, 2017, is made among GOODLAND ADVANCED FUELS, INC., a Delaware corporation (the “Borrower”), THIRD EYE CAPITAL CORPORATION, an Ontario corporation, for itself and as administrative agent and collateral agent for and on behalf of the Noteholders (in such aforesaid capacities, or any successor or assign in such capacities, the “Agent”), and the Noteholders made a party hereto from time to time.

The Borrower has requested that the Noteholders acquire the Notes, the proceeds of which will be used by the Borrower for the purposes set out in Section 5.1(i), and Noteholders are prepared to acquire such Notes on and subject to the terms and conditions hereof. Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS.

1.1           Definitions. For the purposes of this Agreement, capitalized words and phrases shall have the meanings set forth below:

“AAPK” means Aemetis Advanced Products Keyes, Inc., a Delaware corporation.

“AAPK Intercompany Note” means that certain Revolving Promissory Note, dated as of the Closing Date, by AAPK payable to the Borrower, as amended from time to time to the extent permitted by, and in accordance with, the terms of this Agreement.

“Acquisition” means the acquisition of the real property located at 200 Energy Park Drive in Goodland, Kansas pursuant to the Purchase Documents.

“Aemetis Option” means that certain Option Agreement, dated as of the Closing Date, pursuant to which Parent may or shall, subject to the terms thereof, purchase all of the Capital Stock of the Borrower (other than the Warrant or Capital Stock issuable upon the exercise of the Warrant), in a form satisfactory to the Agent in its sole discretion.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning ascribed thereto in the preamble hereof.

“Agreement” means this Note Purchase Agreement, including the Schedules and other attachments hereto, as amended, varied, supplemented, restated, renewed or replaced at any time and from time to time.

“Annual Budget” has the meaning ascribed thereto in Section 5.1(c)(5) hereof.

“Appraisal” means an appraisal of the Mortgaged Property addressed to the Agent, in form and content acceptable to the Agent, in its sole discretion, and conducted and prepared by an appraiser acceptable to the Agent. Each such Appraisal shall comply with all appraisal requirements of the Agent and any Governmental Authority and shall reflect a fair market value for the Mortgaged Property.

“Approved Expenditures” means expenditures to be incurred by Borrower or any Obligor in connection with the development of the Goodland Project or the Riverbank Project, in each case, satisfactory to the Agent in its sole discretion.

“Bill of Sale” means that certain Sherriff’s Bill of Sale pursuant to which title to such personal property located on the Mortgaged Property, and intangible property related thereto, is conveyed to the Borrower issued by the Sherriff of Sherman County, Kansas pursuant to the Order Confirming the Sale.

“Borrower” has the meaning ascribed thereto in the preamble hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in the cities of New York, New York and Toronto, Ontario are authorized or obligated by law or executive order to close.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset. For purposes of this definition, the purchase price of equipment that is purchased, in a transaction permitted hereunder, substantially concurrently with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time, the proceeds of such asset sale or the amount of such insurance proceeds, as the case may be.

“Capital Stock” means, with respect to any Person, (a) any and all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests in) such Person, (b) any and all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and (c) all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), in the case of clauses (a) through (c) above, whether voting or nonvoting, and whether or not such shares, participations, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change of Control” means (a) a situation or event, other than one arising as a result of the exercise of the Warrant by Agent, by which (i) prior to the exercise of the Aemetis Option, the Equityholder is not, directly or indirectly, the legal and beneficial holder of 100% of the Capital Stock of the Borrower and (ii) following the exercise of the Aemetis Option, the Parent is not, directly or indirectly, the legal and beneficial holder of 100% of the Capital Stock of the Borrower (excluding, in each case, the Agent’s acquisition of Capital Stock of the Borrower in accordance with the terms of the Warrant), (b) following the exercise of the Aemetis Option, Eric McAfee ceases to be (i) the owner, directly or indirectly, of at least one million shares of the Capital Stock of the Parent, (ii) the sole director of the Borrower, and (iii) and the senior officer of the Borrower, (c) the Borrower’s equity owners approve any plan or proposal for the liquidation or dissolution of the Borrower, (d) the sale of all or substantially all of the assets of the Borrower, including, without limitation, the sale of the Mortgaged Property and/or the Goodland Project, and (e) the execution by the Borrower or any of its Affiliates of any agreement, letter of intent, commitment, arrangement or understanding with respect to any proposed transaction or event or series of transactions or events that, individually or in the aggregate, may reasonably be expected to result in any of the events in clauses (a) through (d) above.

“Closing Date” means July 10, 2017.

“Collateral” means all Property of the Borrower and the Guarantors, together with all of the “Collateral”, “Mortgaged Property” and “Secured Property” referred to in, and all other Property described in, any Security Documents as security for any Note Indebtedness and all other Property that now or hereafter secures (or is intended to or purports to secure) any Note Indebtedness.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any of the events or conditions specified in Section 6, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate” means a rate of interest per annum equal to the Interest Rate plus six percent (6%) per annum.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive territorial Sanctions.

“Disclosed Substances” shall mean any and all Hazardous Materials that are required by or created during the production of advanced fuels and its associated cleaning processes.

“Distributions” means (a) any declaration or payment of a distribution, interest or dividend on or with respect to any Capital Stock of any Person (whether in cash, securities or other Property), (b) any payment-in-kind or other form of payment of money on or with respect to any Capital Stock of any Person; (c) any distribution, advance or repayment of Indebtedness to a holder of Capital Stock of any Person; or (d) any payment or other distribution (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of any Person, or on account of any return of capital to the stockholders, partners or members of any Person.

“Dollars” and “$” mean lawful money of the United States of America.

“Drawdown” means a Revolving Advance to be made pursuant to Article 2.

“Drawdown Date” means the date (being a Business Day) on which a Revolving Advance is made.

“EB-5 Program” means the EB-5 program administered by the U.S. Citizenship and Immigration Services, U.S. Department of Homeland Security.

“EB-5 Program Issuance” means an offering by an Obligor or any of their Affiliates under the EB-5 Program in connection with, or related to, or to fund the Goodland Project.

 “Equityholder” means Michael Peterson, an individual.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning specified in Section 6.1 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Fee Letter” means the fee letter agreement between the Agent and the Borrower dated as of the Closing Date.

 “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Security Agreement” means each general security agreement executed by an Obligor in favor of the Agent granting a first priority Lien to the Agent, for the benefit of the Noteholders, to secure the Note Indebtedness.

“Goodland Project” shall mean the construction, building, ownership, operation and maintenance of an ethanol production facility located at 200 Energy Park Drive in Goodland, Kansas to be acquired by the Borrower on the Closing Date pursuant to the Purchase Documents.

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof (whether federal, state, local or otherwise), any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies), any securities exchange and any self-regulatory organization.

“Guaranty” means that certain Limited Guaranty, dated as of the Closing Date, by the Parent and AAPK in favor of the Agent, that guarantees the Note Indebtedness other than the Term Loan (unless and until the recourse pursuant to such Limited Guaranty becomes unlimited pursuant to the terms thereof).

 “Guarantor” means the Parent, AAPK and any other Person who guarantees payment or performance of any of the Note Indebtedness.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all obligations of such Person in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, letters of guaranty, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, whether such obligations are contingent or otherwise;

(c)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out or royalty obligation until such obligation appears in the liabilities section of the balance sheet of such Person, and (iii) liabilities associated with any prepayments and deposits);

(d)           indebtedness (excluding prepaid interest thereon) secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being purchased by such Person (including indebtedness arising under any mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)           all capitalized amounts under capital leases;

(f)           all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; and

(g)           all guarantees by such Person in respect of any Indebtedness of any other Person.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership, joint venture or other entity to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent such Indebtedness is expressly made non-recourse to such Person. The amount of Indebtedness of any Person for purposes of clause (d) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property of such Person that is encumbered thereby as determined by such Person in good faith.

“Initial Revolving Advance” has the meaning set forth in Section 2.3(a) hereof.

“Intercreditor Agreements” means, collectively, (a) the Parent Intercreditor Agreement, and (b) any other intercreditor or subordination agreement setting forth the relative creditor rights of the Agent and the Noteholders, on the one hand, and the other creditors party thereto from time to time, on the other hand, in form and substance satisfactory to the Agent.

“Interest Payment Date” has the meaning specified in Section 2.5(c) hereof.

“Interest Rate” means (a) with respect to the Term Loan, a rate of interest per annum equal to ten percent (10%), and (b) with respect to the Revolving Advances, a rate of interest per annum equal to the greater of (i) Prime Rate plus 7.75% and (ii) twelve percent (12%).

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities or other equity interests), and any loan, advance or capital contribution to any Person, or the acquisition of all or substantially all of the assets or properties of another Person.

 “Lien” as applied to the Property of any Person means: (a) any mortgage, deed to secure debt, deed of trust, lien, hypothec, pledge, charge, lease constituting a capital lease obligation, conditional sale or other title retention agreement (or other lease having a substantially similar economic effect), or other security interest, hypothec, privilege, priority, security title, deposit arrangement or encumbrance of any kind in respect of any Property of such Person, or upon the income or profits therefrom, (b) any arrangement, express or implied, under which any Property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person, (c) the filing of, or any agreement to give, any financing statement, publication or registration (or any of its equivalent in any jurisdiction) in respect of any of the foregoing (including any such precautionary filings), and (d) any other lien, charge, privilege, secured claim, title retention, garnishment right, deemed trust, encumbrance, hypothec, servitude, right-of-way, easement, privilege, priority or other right affecting Property, choate or inchoate, arising by any statute, act of law of any jurisdiction at common law or in equity or by agreement.

 “Loan” or “Loans” is the Term Loan, any Revolving Advance, including the Initial Revolving Advance, and any other extension of credit by the Agent or Noteholders for the Borrower’s benefit.

“Material Adverse Effect” means any condition or circumstance which has had, or could reasonably be expected to have, a material adverse effect on (i) the Property, nature of assets, business, results of operations, prospects, performance, liabilities or condition (financial or otherwise) of any Obligor; (ii) the Riverbank Project or Goodland Project, (iii) the rights or remedies of the Agent or the Noteholders under the Note Purchase Documents, (iv) the ability of any Obligor to perform its obligations under the Note Purchase Documents or otherwise in connection with the Loans, or (v) the validity or enforceability of any of the Note Purchase Documents.

“Maturity Date” means July [__], 2019; provided that the Maturity Date may be extended at the option of the Borrower for up to two additional one-year periods upon written notice to the Agent of the Borrower’s election to extend not earlier than 60 days, and not later than 30 days, prior to July [__], 2019 or July [__], 2020 (as applicable), so long as at the time of the request for an extension (a) no Default or Event of Default has occurred and is continuing under any Note Purchase Document, and (b) the Borrower pays to the Agent for the benefit of the Noteholders the Renewal Fee (as defined in the Fee Letter) for such extension.

“Mortgage” means the Mortgage, dated as of Closing Date, executed by the Borrower with respect to the Mortgaged Property to the Agent for the benefit of the Noteholders pursuant to which Borrower grants a first and prior mortgage to the Agent for the benefit of the Noteholders, as beneficiary, covering the Mortgaged Property to secure the Note Indebtedness.

“Mortgaged Property” is as set forth in the Mortgage.

“Mortgaged Property Market Value” means the “as is” fair market value of the Mortgaged Property as determined semi-annually by Natwick Associates or such other independent valuation expert acceptable to the Agent.

“Noteholders” means the Persons listed on the signature pages hereof as a Noteholder, and shall include all successors and permitted assigns of such Persons.

“Note Purchase Documents” means this Agreement, the Notes, the Warrant, the Security Documents, the Fee Letter, and all other documents, promissory notes, instruments and agreements executed and delivered pursuant to or in connection with this Agreement, together with any and all extensions, renewals, amendments and modifications of any of the foregoing.

“Note Indebtedness” means the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Obligors to the Agent or to any Noteholder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Note Purchase Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Agent or to any Noteholder that are required to be paid by any Obligor pursuant hereto) or otherwise (and including interest, fees or other amounts accruing after the maturity of the Loans and interest, fees and other amounts accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Obligor, whether or not a claim for any such post-filing or post-petition interest, fees or other amount is allowed in such proceeding).

“Notes” means the Term Notes and Revolving Notes issued to the Noteholders.

“Obligors” means the collective reference to the Borrower and the Guarantors, and “Obligor” means any one of them.

“Order Confirming the Sale” means the Order Confirming the Sale of Real Property and Personal Property issued by The Fifteenth Judicial District, District Court, Sherman County, Kansas in Third Eye Capital Corporation, as Administrative Agent for certain lenders v. New Goodland Energy Center, LLC, et al (Case No. 13-CV-18).

“Organic Documents” means, with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person and/or the affairs and conduct of such Person’s business.

“Parent” means Aemetis, Inc., a Nevada corporation.

“Parent Intercompany Note” means that certain Revolving Promissory Note, dated as of the Closing Date, by the Parent payable to the Borrower, as amended from time to the extent permitted by, and in accordance with, the terms of this Agreement.

“Parent Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date by and between (i) Third Eye Capital Corporation, in its capacity as agent for the Noteholders under the terms of that certain Amended and Restated Note Purchase Agreement dated as of July 6, 2012 by and among Aemetis Advanced Fuels Keyes, Inc., Keyes Facility Acquisition Corp., the Parent and the other parties thereto and (ii) the Agent (in its capacity as agent for the Noteholders under the terms of this Agreement).

“Perfection Certificate” means the Perfection Certificate of the Borrower and Guarantors delivered to the Agent on the Closing Date.

“Permitted Indebtedness” means: (a) Borrower’s Indebtedness to the Noteholders under this Agreement and the other Note Purchase Documents; (b) Indebtedness existing on the Closing Date and shown on the Perfection Certificate; (c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business, except for trade payables overdue by more than 120 days; (d) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (e) Indebtedness consisting of contingent reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or its Subsidiary in an aggregate amount not to exceed $50,000 at any time outstanding; and (f) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” means: (a) Investments (including, without limitation, Subsidiaries) existing on the Closing Date and shown on the Perfection Certificate; (b) Investments consisting of Cash Equivalents; (c) Investments consisting of deposit accounts in which the Agent has a perfected security interest; (d) Investments by the Borrower in Subsidiaries not to exceed $25,000 in the aggregate in any fiscal year of the Borrower; (e) Investments, in an aggregate amount not to exceed $25,000 in any fiscal year of the Borrower, consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business; (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business and (h) Investments consisting of amounts receivable and credit extensions under the Revolving Intercompany Note.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Pledge Agreement” means (a) that certain Pledge Agreement, dated as of the Closing Date, between the Equityholder, as Pledgor, and the Agent, relating to a pledge of 100% of the Capital Stock of the Borrower and (b) that certain Pledge Agreement, dated as of the Closing Date, between Parent as Pledgor and the Agent, relating to a pledge of 100% of the Capital Stock of the Borrower effective upon the exercise of the Aemetis Option.

“Pledgor” means the Parent or the Equityholder, as pledgor, under the Pledge Agreement, and/or any other Person that pledges any Capital Stock of an Obligor from time to time after the Closing Date to secure any of the Note Indebtedness, in any such case, unless and until any such Person has been released from such pledge in accordance with the terms of the Note Purchase Documents.

“Prime Rate” means the per annum rate which Citibank N.A. publicly announces from time to time to be its prime lending rate, as in effect from time to time.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, movable or immovable, tangible or intangible, including cash, securities, accounts and contract rights.

“Purchase Documents” means, collectively, the Bill of Sale, the Sherriff’s Deed and any ancillary agreements related thereto.

“Related Documents” means the Purchase Documents, the Aemetis Option and the Revolving Intercompany Note.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, members, fund managers and representatives of such Person and of such Person’s Affiliates.

“Request for Revolving Advance” means a notice substantially in the form set out in Schedule 1.1(b), and satisfactory to the Noteholders.

“Requirement of Law” means as to any Person, its Organic Documents, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” of the Borrower means its chief executive officer, president, chief financial officer and any other principal accounting officer of the Borrower.

“Revolving Advance” and “Revolving Advances” means a cash advance or cash advances under the Revolving Line and includes the Initial Revolving Advance.

“Revolving Intercompany Note” means, collectively, the Parent Intercompany Note and the AAPK Intercompany Note.

“Revolving Line” means a Revolving Advance or Revolving Advances of up to Ten Million Dollars ($10,000,000.00) of principal in the aggregate.

“Revolving Line Commitment” means the principal amount made available by each Noteholder to the Borrower in respect of Revolving Advances pursuant to the terms hereof, in an amount up to the principal amount set forth on Schedule 1.1(a).

“Revolving Line Commitment Percentage” is as set forth on Schedule 1.1(a).

“Revolving Note” has the meaning set forth in Section 2.2 hereof.

“Riverbank Lease” means that certain Lease Agreement relating to the Riverbank Industrial Complex, dated February 7, 2017, between the City of Riverbank Local Redevelopment Authority as the landlord, and AAPK as the tenant.

“Riverbank Project” shall mean the construction, building, ownership, operation and maintenance of an ethanol production facility located at 5300 Claus Rd, in Riverbank, California operated by AAPK and its Affiliates.

“Riverbank Project Value” means the value of the Riverbank Project determined on a cash-flow basis as determined semi-annually by an independent valuation expert acceptable to the Agent.

“Sanctioned Entity” means any of (a) a Designated Jurisdiction or a government of a Designated Jurisdiction, (b) an agency of the government of a Designated Jurisdiction, (c) an organization directly or indirectly controlled by a Designated Jurisdiction or its government, (d) a Person resident in or determined to be resident in a Designated Jurisdiction, or (e) a Person named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

“Sanctions” means any international economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union or Her Majesty’s Treasury or other relevant sanctions authority.

“Security Documents” means the collective reference to each General Security Agreement, the Pledge Agreement, each Guaranty, any Intercreditor Agreements, the Mortgage, and all other mortgages, collateral assignments, security agreements, pledge agreements, account control agreements or other agreements, instruments or documents that create, perfect and/or purports to create or perfect a Lien on any Property of any Person to secure the Note Indebtedness of any Obligor.

“Sherriff’s Deed” means that certain Sherriff’s Deed issued by the Sherriff of Sherman County, Kansas pursuant to the Order Confirming the Sale.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Survey” means a survey of the Mortgaged Property and improvements, in form and substance acceptable to the Agent in its sole discretion.

“Taxes” has the meaning set forth in Section 2.10 hereof.

“Term” means the period commencing on the Closing Date and ending on the Maturity Date.

 “Term Loan” has the meaning set forth in Section 2.1 hereof.

“Term Loan Commitment” means the principal amount made available by each Noteholder to the Borrower in respect of the Term Loan pursuant to the terms hereof, in an amount up to the principal amount set forth on Schedule 1.1(a).

“Term Loan Commitment Percentage” is as set forth on Schedule 1.1(a).

“Term Note” has the meaning set forth in Section 2.1 hereof.

“Title Company” means Chicago Title Insurance Company.

“Title Policy” means a mortgagee policy of title insurance issued by Title Company, on a coinsurance or reinsurance basis (with direct access endorsement or rights) as required by the Agent, in an amount acceptable to the Agent, insuring that the Mortgage constitutes a valid first and prior Lien covering the Mortgaged Property and improvements subject only to those exceptions which the Agent may approve in writing and containing such endorsements as the Agent may require.

“USDA Financing” means one or more financings by an Obligor or any of their Affiliates supported by the U.S. Department of Agriculture, in each case, related to the Goodland Project.

“Warrant” means that certain Warrant to Purchase Common Stock dated as of the Closing Date issued by the Borrower in favor of the Agent.

1.2           Accounting Terms. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation will, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with GAAP consistently applied and maintained throughout the period indicated.

1.3           Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law, statute or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect as the defined term “Property.”

1.4           Times of Day. Unless otherwise specified, all references herein or in any other Note Purchase Document to times of day shall be references to Toronto, Ontario time.

SECTION 2.   TERMS OF LOANS AND REPAYMENT.

2.1           Term Loan.  Subject to the terms and conditions of this Agreement, and relying on each of the representations and warranties set forth in each of the Note Purchase Documents, the Noteholders agree, individually as joint obligors, and not as joint and several obligors, to make a single term loan (the “Term Loan”) to the Borrower on the Closing Date in an aggregate amount of Fifteen Million Dollars ($15,000,000) according to each Noteholder’s Term Loan Commitment and such Indebtedness shall be evidenced by secured promissory notes issued to each Noteholder (each, a “Term Note”). After repayment, the Term Loan may not be re-borrowed.

2.2           Revolving Line.

(a)           Availability. Subject to the terms and conditions of this Agreement, and relying on each of the representations and warranties set forth in each of the Note Purchase Documents, the Noteholders agree, individually as joint obligors, and not as joint and several obligors, to lend to Borrower from time to time prior to the Maturity Date, according to each Noteholder’s pro rata share of the Revolving Line (based upon the respective Revolving Line Commitment Percentage of each Noteholder), Revolving Advances not to exceed the Revolving Line and such Indebtedness shall be evidenced by secured promissory notes issued to each Noteholder (each, a “Revolving Note”). Amounts borrowed under the Revolving Line may be repaid and, prior to the Maturity Date, re-borrowed, subject to the applicable terms and conditions of this Agreement.

(b)           Termination; Repayment. The Revolving Line terminates on the Maturity Date and the principal amount of all Revolving Advances, the unpaid interest thereon, and all other Note Indebtedness relating to the Revolving Line shall be immediately due and payable.

(c)           Overadvances. If, at any time, the outstanding principal amount of the Revolving Advances exceeds the Revolving Line, the Borrower shall immediately pay to the Agent for the ratable benefit of the Noteholders the amount of such excess (such excess, the “Overadvance”). Without limiting the Borrower’s obligation to repay to the Agent any Overadvance, the Borrower agrees to pay to the Agent for the ratable benefit of the Noteholders interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3           Revolving Advances.

(a)           The Borrower shall provide Agent with a Request for Revolving Advance not later than 2:00 p.m., Toronto time, at least seven (7) Business Days before the date of the proposed Drawdown, unless otherwise agreed to in advance by the Agent and the Noteholders; provided that, solely with respect to the Revolving Advances proposed to be made on the Closing Date (the “Initial Revolving Advance”), the parties hereto agree that the related Request for the Initial Revolving Advance may be made on the Closing Date. Each Drawdown of a Revolving Advance when made shall be in a minimum amount of $200,000, plus any increment of $20,000 in excess thereof, unless otherwise agreed to in advance by the Agent.

(b)           The Agent will be entitled to, and is hereby authorized and directed by the Borrower to, retain from the proceeds of all Revolving Advances such interest, fees, costs, expenses or other amounts due under the Note Purchase Documents to the Agent and the Noteholders (including any and all charges, outside counsel’s fees, other fees, etc. incurred by the Agent and the Noteholders) and unpaid by the Borrower on the date that a Revolving Advance is made. Notwithstanding any such retention of fees or other amounts owing to the Agent and the Noteholders, the Borrower will be deemed in each case to have received a Revolving Advance in the amount so made available by the Agent and without regard to the retention by the Agent for such interest, fees, costs, expenses or other amounts.

(c)           On or prior to the Closing Date, and thereafter prior to any change with respect to any of the information contained in the following clauses (i) and (ii), the Borrower shall deliver to the Agent a writing setting forth (i) the account(s) to which the Agent is authorized to transfer the proceeds of the Revolving Advances requested by the Borrower, which account or accounts shall be satisfactory to the Agent, and (ii) the names of its Responsible Officers authorized to submit Requests for Revolving Advances, and shall provide the Agent with a specimen signature of each such officer. The Agent shall be entitled to rely conclusively on such officer’s authority to submit Requests for Revolving Advances on behalf of the Borrower, the proceeds of which are to be transferred to any of the accounts specified by the Borrower pursuant to the immediately preceding sentence, until the Agent receives written notice to the contrary. The Agent shall have no duty to verify the identity of any individual representing himself as one of the officers authorized by the Borrower to make such requests on its behalf.

(d)           The Agent shall not incur any liability to the Borrower as a result of acting upon any notice referred to in this Section 2.3, which notice the Agent believes in good faith to have been given by an officer duly authorized by the Borrower to request Revolving Advances on its behalf or for otherwise acting in good faith under this Section 2.3, and the crediting of Revolving Advances to the Borrower’s deposit account, or transmittal to such Person as the Borrower shall direct (including, without limitation, pursuant to Section 2.3(c)), shall conclusively establish the obligation of the Borrower to repay such Revolving Advances as provided herein.

(e)           Except with the consent of the Agent, any Request for Revolving Advance shall be irrevocable and the Borrower shall be bound to borrow the funds requested therein in accordance therewith.

(f)           Promptly after receipt of a Request for Revolving Advance pursuant to Section 2.3(a), the Agent shall notify the Noteholders by telecopy, electronic mail, telephone or other similar form of transmission of the requested Revolving Advance. Each Noteholder shall make the amount of such Noteholder’s pro rata share of the requested Revolving Advance (based upon the Revolving Commitment Percentage of such Noteholder) available to the Agent in immediately available funds, to such account of the Agent as the Agent shall designate, not later than 12:00 p.m. (Toronto time) on the Drawdown Date applicable thereto. After the Agent’s receipt of the proceeds of such Revolving Advance, the Agent shall make the proceeds of such Revolving Advance available to the Borrower on the applicable Drawdown Date by transferring same day funds equal to the proceeds of such Revolving Advance received by the Agent to the account or accounts of the Borrower, designated in writing by the Borrower and acceptable to the Agent.

2.4           Repayment.

(a)           The Borrower unconditionally promises to pay to the Agent for the ratable benefit of each Noteholder, the outstanding principal amount of the Term Loan and all Revolving Advances, together with all accrued but then unpaid interest thereon, and all other Note Indebtedness as and when due in accordance with this Agreement. All unpaid principal and accrued but unpaid interest with respect to the Note Indebtedness is due and payable in full on the Maturity Date. If the Loans are accelerated following the occurrence of an Event of Default, the Borrower shall immediately pay to the Agent for the ratable benefit of the Noteholders the outstanding principal amount of the Term Loan and all Revolving Advances, together with all accrued but then unpaid interest thereon, and all other Note Indebtedness.

(b)           The Borrower shall also be required to, and hereby agrees to, make the following mandatory prepayments on the Term Loan and any Revolving Advances: 100% of the net cash proceeds received by the Borrower or other Obligor or their Affiliates, as applicable from (i) the EB-5 Program Issuance, (ii) any USDA Financing, (iii) any sales of the Borrower’s Capital Stock, (iv) any Indebtedness incurred or issued by Borrower (that is not permitted by this Agreement), (v) repayments made to the Borrower under the Revolving Intercompany Note to the extent such amounts are not immediately re-borrowed in accordance with the terms of the Revolving Intercompany Note, (vi) the occurrence of a Change of Control (unless such Change of Control is caused by the exercise of the Aemetis Option or the exercise of the Warrant), (vii) the receipt of any tax refund, reimbursement or other payment from any Governmental Authority, and (viii) any sale, royalty agreement or other disposition of assets by the Borrower outside of the ordinary course of business or pursuant to a transaction that is not permitted pursuant to this Agreement (including as a result of any condemnation, casualty or similar event) (other than dispositions to another Obligor, to the extent permitted hereby); provided that, in the case of this subclause (ix), the Agent (at the Borrower’s request) may in its sole discretion authorize the Obligors to reinvest all or a portion of such proceeds, and any such reinvestment shall be permitted on the terms and conditions set forth by the Agent so long as no Default or Event of Default occurs.

 (c)           Under this Agreement, amounts repaid or prepaid by the Borrower in respect of the Term Loan may not be re-borrowed.

2.5           Interest.

(a)            The outstanding principal of the Loans and all other Note Indebtedness (including, to the extent permitted by law, on interest thereon not paid when due) from the date made or incurred until indefeasibly paid in full in cash shall bear interest at a per annum rate equal to the Interest Rate, but not to exceed the Maximum Interest Rate described in Section 2.11 hereof.

(b)           If an Event of Default shall have occurred and be continuing, all outstanding principal of and, to the fullest extent permitted by law, all past due interest on the Loans and any other Note Indebtedness owing under the Note Purchase Documents shall bear interest at a rate per annum equal to the Default Rate. Interest payable at the Default Rate shall be payable from time to time on demand.

(c)           Commencing on August 1, 2017 and on the first Business Day of each calendar month thereafter (each such date, an “Interest Payment Date”), Borrower shall make monthly payments of interest, in arrears for the preceding calendar month (or from the Closing Date in the case of the interest payment due on July 1, 2017); provided, however, that interest accruing on the Term Loan for the first eighteen (18) Interest Payment Dates following the Closing Date shall have been paid in advance in accordance with Section 3.1(q).

2.6           Prepayments and Voluntary Termination.

(a)           Voluntary Prepayments of the Loans. At any time after December 31, 2017, the Borrower may, upon written notice to Agent, prepay any Loan in whole or in part without premium or penalty, but with accrued and unpaid interest to the date of such prepayment on the amount prepaid. Any notice of optional prepayment for the Term Loan is irrevocable and shall be effective only if received by the Agent by 3:00 p.m. (Toronto time) on the date that is at least ninety (90) days prior to the proposed prepayment, unless otherwise agreed to in advance by the Agent. Any notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment. Notwithstanding the foregoing, any optional prepayment of a Revolving Advance may be made at any time without written notice.

(b)           Voluntary Termination or Commitments. At any time after December 31, 2017, the Borrower may, upon written notice to Agent, terminate the Revolving Line Commitments and prepay all outstanding Note Indebtedness. Any notice of termination is irrevocable and shall be effective only if received by the Agent by 3:00 p.m. (Toronto time) on the date that is ninety (90) days prior to the proposed termination, unless otherwise agreed to in advance by the Agent.

2.7           Increased Costs. If, due to either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements but excluding the imposition of, or any change in the rate of, any income tax payable by the Agent or any Noteholder) in or in the interpretation of any law or regulation or (ii) the compliance by the Agent or any Noteholder with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Agent of funding or maintaining the Loans, then the Borrower shall from time to time, upon demand by the Agent, pay to the Agent and/or the Noteholders additional amounts sufficient to indemnify the Agent and the Noteholders against such increased cost. A certificate signed by a Responsible Officer of Borrower as to the amount of such increased cost along with the reasons behind the increased cost, submitted to the Borrower by the Agent, shall be conclusive and binding for all purposes, absent manifest error.

2.8           Illegality. Notwithstanding any other provision of this Agreement, if, in the reasonable opinion of the Agent, it becomes unlawful for a Noteholder to make or maintain the Loans, then such Noteholder will promptly so notify the Borrower and the other Noteholders and the Borrower will promptly prepay the Loans due such Noteholder in full together with accrued interest thereon and all other amounts then due to such Noteholder and such Noteholder will have no further obligation to make or maintain the Loans.

2.9           Payments and Computations.

(a)           The Borrower shall make each payment hereunder not later than 3:00 p.m. (Toronto, Ontario time) on the day when due in Dollars to the Agent at its address referred to in Section 8.2 or at such other location as may be specified by the Agent to the Borrower, in immediately available funds without setoff, compensation, counterclaim, recoupment or other defense. Any payments received after 3:00 p.m. (Toronto time) will be considered for all purposes as having been made on the next following Business Day.

(b)           The Agent will maintain in accordance with its customary practice one or more account registers evidencing the Note Indebtedness of the Obligors to the Agent and Noteholders hereunder. Such account register(s) will be prima facie evidence of the Note Indebtedness recorded therein (absent manifest error); provided that any failure by the Agent or a Noteholder to maintain any account or any error therein shall not affect the obligation of the Obligors to repay the Note Indebtedness to the Agent and the Noteholders in accordance with this Agreement.

(c)           Each determination of a rate of interest or fee by the Agent will be conclusive evidence of such rate or fee in the absence of manifest error. Interest and fees will be calculated on the basis of a year of 365 days for the actual number of days (including the first day but excluding the last day) elapsed in the period for which such interest or fees are payable. For the purposes of disclosure by the Agent or any Noteholder if required by or otherwise pursuant to the laws of the State of New York or other applicable law, and not for any other purpose, where in this Agreement, a rate is to be calculated on the basis of a year of 365 days, the yearly rate to which the 365-day rate is equivalent is such rate multiplied by the number of days in the year for which such calculation is made and divided by 365.

(d)           Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

2.10           Taxes. The Borrower agrees that all payments to be made by it under this Agreement and the other Note Purchase Documents shall be made without setoff, compensation or counterclaim and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country or by any political subdivision or taxing authority thereof or therein (“Taxes”), in any such case, to the extent permitted by applicable law. If any Taxes are required to be withheld by the Borrower or the Agent from any amounts payable hereunder, the amounts so payable to the Agent or any Noteholder shall be increased to the extent necessary to yield to the Agent and the Noteholders (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid. Whenever any Tax is paid by an Obligor, as promptly as possible thereafter, the Borrower shall send the Agent an official receipt showing payment thereof, together with such additional documentary evidence as may be required from time to time by the Agent. If a payment made to a Noteholder under any Note Purchase Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Noteholder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Noteholder shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Noteholder has complied with such Noteholder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

2.11           Maximum Interest Rate. Notwithstanding anything to the contrary contained in any Note Purchase Document, the interest (including interest, if any, at the Default Rate) paid or agreed to be paid under the Note Purchase Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Noteholder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Noteholder exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Note Indebtedness hereunder.

2.12           Application of Payments.   Prior to the occurrence of an Event of Default, all amounts received by the Agent or the Noteholders from the Borrower or any Guarantor in respect of the Loans shall be applied pro tanto to the Note Indebtedness as follows: first, to pay any fees, indemnities or expense reimbursements then due to the Agent and the Noteholders under the Note Purchase Documents, until indefeasibly paid in full in cash, second, to pay interest due in respect of all Loans, third, to pay or prepay the principal amount of the Term Loan, fourth, to pay or prepay the principal amount of the Revolving Line, fifth, to pay or prepay any other outstanding Note Indebtedness until indefeasibly paid in full in cash. Upon the occurrence and during the continuance of an Event of Default, all amounts received by the Agent or the Noteholders from the Borrower or any Guarantor or any other Person shall be applied pro tanto to the Note Indebtedness in such manner as the Agent shall determine in its sole discretion.

2.13           Fee Letter.  The Borrower agrees to pay to the Agent, for itself or for and on behalf of the Noteholders, as applicable, the fees described in the Fee Letter. All such fees may be withheld from, and payable from, the proceeds of the Loans, including on the Closing Date in connection with those fees then due.

2.14           Costs and Expenses. The Borrower agrees to pay to the Agent all reasonable fees, charges, and expenses relating to or in connection with (a) the Credit Facility, (b) the administration, amendment, modification or waiver of the Credit Facility (or any proposed amendment, modification or waiver), and (c) the enforcement (whether through negotiations, legal proceedings or otherwise) of the Note Purchase Documents and any other instruments and documents delivered in connection herewith, and, in each case, shall reimburse the Agent, irrespective of whether any Notes are issued or purchased, for such reasonable fees, charges and expenses, including without limitation, filing fees, taxes, lien and judgment search fees, due diligence expenses, collateral exam and inspection expenses, bank fees, and outside examiner, auditor, appraiser, valuation, and legal fees and expenses, including any reasonable per diem charges for Agent or third-party personnel, as applicable.

SECTION 3. CONDITIONS OF LOANS

3.1           Conditions Precedent to Initial Loans. Each Noteholder’s obligation to make its portion of the Loans at the Closing Date is subject to the condition precedent that Agent and each Noteholder shall consent to or shall have received, in form and substance satisfactory to Agent and each Noteholder, such documents, and completion of such other matters prior to the Closing Date, as Agent and each Noteholder may deem necessary or appropriate, including, without limitation:

(a)           each of the Agent and the Noteholders shall have completed a due diligence investigation to its satisfaction;

(b)           original Note Purchase Documents, each duly executed by the Borrower and other parties thereto;

(c)           duly executed original Notes in favor of each Noteholder according to such Noteholder’s Term Loan Commitment Percentage and Revolving Line Commitment Percentage;

(d)          the Organic Documents and good standing certificates of the Borrower certified by the Secretary of State (or equivalent agency) of the Borrower’s jurisdiction of organization and each jurisdiction in which the Borrower is qualified to conduct business, each as of a date no earlier than 30 days prior to the Closing Date;

(e)           UCC financing statements reflecting the Obligors, as debtors, and Agent, as a secured party, which are required to grant a Lien which secures the Note Indebtedness and covering such Collateral as Administrative Agent may request;

(f)           the Perfection Certificates, duly executed by the Obligors;

(g)           original Revolving Intercompany Notes and executed copies of the other Related Documents, in each case, acceptable to the Agent in its sole discretion;

(h)           the Title Policy (or the Title Company’s unconditional commitment to issue the Title Policy upon recordation of the Mortgage), including the recordation of the Sherriff’s Deed with the Sherman County Register of Deeds, and a Survey with respect to the Mortgaged Property;

(i)           an Appraisal covering the Mortgaged Property;

(j)           evidence that the Mortgaged Property is not located within any designated flood plain or special flood hazard area or, in lieu thereof, evidence that the Borrower has applied for and received flood insurance covering the Mortgaged Property in an amount acceptable to the Agent;

(k)           evidence that all applicable zoning ordinances and restrictive covenants affecting the Mortgaged Property permit the use for which the Mortgaged Property’s improvements with respect to the Goodland Project are intended and have been or will be complied with in all respects;

(l)            a duly executed original officer’s certificate for the Borrower and each Guarantor;

(m)           certified copies, dated as of date no earlier than 30 days prior to the Closing Date, of financing statement searches completed by the Borrower, as the Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Liens permitted by the Note Purchase Documents or have been or, in connection with the initial Loans, will be terminated or released;

(n)           duly executed legal opinions of counsel to the Borrower dated as of the Closing Date;

(o)           subject to Section 5.1(p)(i), evidence that the insurance policies required by the Note Purchase Documents are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of the Agent for the benefit of the Noteholders;

(p)           a Request for an Initial Revolving Advance in an amount of not less than $2,250,000 to fund (i) the prepayment of interest on the Term Loan for the first eighteen (18) Interest Payment Dates following the Closing Date and (ii) fees and expenses associated with the transactions contemplated by Note Purchase Documents;

(q)           a copy of (i) the Annual Budget for fiscal years 2017 and 2018 and (ii) a copy of the Annual monthly cash flow budget for each month prior to the Maturity Date, in each case satisfactory to the Agent in its sole discretion;

(r)           payment of the fees and expenses of the Agent and the Noteholders then due as specified in the Fee Letter and in Section 2.14 hereof;

(s)           background and credit checks on each Obligor and certain of their respective key personnel, satisfactory to the Agent in its sole discretion;

(t)           evidence that all conditions precedent to the consummation of the Acquisition have been satisfied or waived and that the Acquisition will be closed simultaneously with the funding of the Term Loan and any Revolving Advances related thereto;

(u)           the original Sherriff’s Deed shall have been recorded with the Sherman County Register of Deeds and a recorded copy of the Sherriff’s Deed shall have been delivered to Agent; and

(v)           the Agent and the Noteholders shall have received such other documents, instruments and information as such Person may reasonably request.

3.2           Conditions Precedent to all Loans. The obligation of each Noteholder to make each Loan, including the initial Loans, is subject to the following conditions precedent:

(a)           receipt by the Agent and each Noteholder of an executed Request for Revolving Advance and each Revolving Advance and the use of proceeds thereof, as indicated in the Request for Revolving Advance, shall be approved by the Agent in its sole discretion;

(b)           no Event of Default shall have occurred and be continuing or result from the Loan;

(c)           the representations and warranties in Section 4 hereof and in the Note Purchase Documents shall be true, accurate and complete in all material respects on the date of the Request for Revolving Advance and on the Drawdown Date of each Revolving Advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date. Each Loan is Borrower’s or the Obligor’s, as applicable, representation and warranty on that date that the representations and warranties in Section 4 hereof and in the Note Purchase Documents are true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(d)           in such Noteholder’s sole discretion, there has not been any Material Adverse Effect or any materially adverse deviation by Borrower from the Annual Budget of the Borrower that was previously presented to and accepted by the Agent;

(e)           after giving effect to such Loan, the total outstanding Revolving Advances do not exceed the Revolving Line; and

(f)           payment of the fees and expenses then due as specified in Section 2.14 hereof.

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

Subject to the disclosures set forth in the disclosure schedule of Borrower delivered to Agent and Noteholders concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Section 4 to which it relates), Borrower represents and warrants to the Agent as follows:

(a)           Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its Property and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law in all material respects.

(b)           Borrower has the power and authority, and the legal right, to make, deliver and perform the Note Purchase Documents to which it is a party, to consummate the transactions contemplated thereby and, as the case may be, to obtain extensions of credit hereunder. Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Note Purchase Documents to which it is a party and to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extension of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Note Purchase Documents. Each Note Purchase Document to which Borrower is a party has been duly executed and delivered on behalf of Borrower. This Agreement constitutes, and each other Note Purchase Document upon execution will constitute, a legal, valid and binding obligation of the Borrower a party thereto, enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)           The execution, delivery, and performance by Borrower of this Agreement and the other Note Purchase Documents to which such Borrower is a party and compliance with the terms and provisions hereof and thereof will not (i) violate or conflict with, or result in a breach of, or require any consent (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) under (A) the Organic Documents of such Borrower, (B) any Requirement of Law, or (C) any material agreement or instrument to which such Borrower is a party or by which it or any of its properties is bound or subject, or (ii) result in the creation or imposition of any Lien upon any of the revenues or assets of such Borrower other than the Liens arising under the Note Purchase Documents.

(d)           All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the Borrower’s industry) furnished by or on behalf of Borrower in writing to the Agent or any Noteholder for purposes of or in connection with this Agreement or any other Note Purchase Document, will be true and accurate in all material respects, on the date as of which such information is dated or certified and is not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The projections delivered to the Agent represent, the Borrower’s good faith estimate, on the date such projections were/are delivered, of the Borrower’s future performance for the periods covered thereby based upon assumptions believed by the Borrower to be reasonable at the time of the delivery thereof to the Agent.

(e)           Schedule 4(e) hereto is a correct and complete list of Borrower’s head office, registered office and chief executive office, the location of its books and records and the locations of its Property. The Borrower enjoys peaceful and undisturbed possession under all leases material to its business, if any, and to which it is a party or under which it is operating, and all such material leases, if any, are valid and subsisting and no material default by the Borrower exists under any of them.

(f)           On the Closing Date, the Borrower shall have acquired the Mortgaged Property and consummated the other transactions contemplated by the Purchase Documents in accordance with the terms thereof, without any waiver or amendment thereto (unless agreed to by the Agent in its sole discretion).

(g)           Neither Borrower nor to the knowledge of the Borrower, any of its respective Affiliates, is (i) in violation of any applicable laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including, but not limited to, (x) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, (y) the laws, rules and regulations comprising or implementing the Bank Secrecy Act, (z) the laws, rules and regulations administered by the United States Department of the Treasury’s Office of Foreign Asset Control (“OFAC”) (as any of the foregoing laws described in this Section 4(g) may from time to time be amended, renewed, extended, or replaced), or (ii) currently a Sanctioned Entity. No Loan or the proceeds from any Loan has been used by Borrower to lend, contribute, provide, or has otherwise been made available by Borrower to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Sanctioned Entity, or in any other manner that will result in any violation by any Noteholder, the Agent or any of their respective Affiliates, of Sanctions.

(h)           Neither Borrower nor to the knowledge of the Borrower, any of its respective Affiliates or any of their respective agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contributions of funds, goods or services to or for the benefit of any Sanctioned Entity, except to the extent not in violation of Sanctions or (ii) knowingly engages in or conspires to knowingly engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Anti-Terrorism Law.

(i)           Borrower is in compliance in all material respects with the Foreign Corrupt Practices Act, as amended, and rules and regulations thereunder (“FCPA”). No part of the proceeds of the Term Loan or any Revolving Advance will be used directly or indirectly for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(j)           To Borrower’s knowledge, Borrower is not in violation of any Requirement of Law, including all environmental laws, in any material respect.

(k)           There are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

(l)           Borrower has filed all federal and other material tax returns required to be filed, including all income, franchise, employment, property, and sales tax returns, and has paid all of their respective federal and other material taxes, assessments, governmental charges, and other levies that are due and payable, except to the extent such taxes are contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof. Borrower has no knowledge of any pending investigation of Borrower by any taxing authority or of any pending unassessed tax liability (other than taxes which are not yet due and payable) of any Obligor.

(m)           Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims and restrictions on transfer or pledge except as permitted under this Agreement.

(n)           The proceeds of the Loans shall be used by the Borrower for the purposes described on Schedule 5.1(i). Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(o)           Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (ii) subject to regulation under any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Note Purchase Documents.

(p)           All financial statements related to Borrower that are delivered by such Borrower to Agent fairly present in all material respects such Borrower’s financial condition as of the date thereof and such Borrower’s results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower since the date of the most recent of such financial statements submitted to Agent.

(q)           The properties of the Borrower are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates.

(r)           Borrower has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in the Borrower incurring any liability that could reasonably be expected to have a Material Adverse Effect.

(s)           Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower will not be left with unreasonably small capital after the transactions contemplated by this Agreement.

(t)           The representations and warranties made in this Section 4 shall survive the execution and delivery of this Agreement and shall deemed to have been made by the Borrower on the Closing Date and repeated by the Borrower, in each case with reference to the facts and circumstances then existing, on each Interest Payment Date and any subsequent Drawdown Date.

SECTION 5.   COVENANTS OF THE BORROWER.

5.1           Affirmative Covenants. So long as any of the Note Indebtedness shall remain unpaid, the Borrower will unless the Agent shall otherwise consent in writing, in its sole and absolute discretion:

(a)           Maintenance of Existence; Compliance. (i) Preserve, renew and keep in full force and effect its organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, (ii) comply in all material respects with all contractual obligations, (iii) comply in all material respects with all Requirements of Law, and (iv) preserve, renew and keep in full force and effect all material contracts.

(b)           Payment of Obligations. Pay, discharge or otherwise satisfy at maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including all taxes), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiary, as applicable.

(c)           Reporting Requirements. Furnish to the Agent (i) written notice of the occurrence of any Default or Event of Default or any other event or circumstance that may constitute a Material Adverse Effect and (ii) such information with respect to the condition or operations, financial or otherwise, of the Obligors as the Agent may from time to time reasonably request, including, without limitation:

(1) Annual Reporting: within ninety (90) days following the close of each fiscal year, i) the Borrower’s annual financial statements, prepared in accordance with GAAP and reviewed by a recognized firm of qualified accountants acceptable to the Agent and presenting fairly the financial condition of the Borrower and any of its Subsidiaries as of the date thereof and for the period then ended (and including a letter from such accountants), and ii) a copy of the Capital Expenditure budget of the Borrower and its Subsidiaries for such following fiscal year;

(2) Quarterly Reporting: within forty-five (45) days after the close of each fiscal quarter, i) quarterly and fiscal year-to-date unaudited consolidated financial statements of the Borrower and its Subsidiaries, including an income statement, balance sheet, and statement of cash flow, statement of earnings prepared in accordance with GAAP (subject to the absence of notes and annual adjustment) ii) updates to the current year’s financial projections for each such remaining fiscal quarters, and (C) updates to the Capital Expenditure budget for each such remaining fiscal quarters;

(3) Quarterly Compliance Certificate: forty-five (45) days after the close of each fiscal quarter, a compliance certificate, duly executed by a Responsible Officer, demonstrating compliance with the financial covenants set forth in Section 5.2(l) and in the form attached hereto as Schedule 5.1(c) or otherwise satisfactory in form and substance to the Agent;

(4) Annual Budget: As soon as available and in any event within forty-five (45) days following the commencement of each fiscal year, the annual business plan of the Borrower and its Subsidiaries prepared on a consolidated basis, with financial projections and budgets on an annual basis, in each case consisting of a balance sheet, statement of income, statement of cash flows, proposed Capital Expenditures and a list of assumptions upon which such projections are based (the “Annual Budget”) for such fiscal year;

(5) Annual Budget Updates: As soon as practicable and in any event within (A) sixty (60) days after each fiscal year and (B) two hundred and forty (240) days after each fiscal year, updates of the cash flow projections and budget from the Annual Budget with projections for the immediately succeeding twelve-month or six-month period, as applicable, together with a summary of variances from the applicable projections providing supplementary detailed schedules and information supplementary to and consistent with the Annual Budget;

(6) Material Internal Reports: Immediately upon receipt by Borrower or any its Subsidiaries, copies of any reports, including material internal reports provided to or by its engineers, other employees or external consultants with respect to the Goodland Project;

(7) Insurance and Security: From time to time upon request of the Agent, and in any event at least annually, evidence of (A) the maintenance of all insurance required to be maintained pursuant to this Agreement, including originals or copies as the Agent may request of policies, certificates of insurance, riders, endorsements and proof of premium payments, (B) maintenance of onsite security personal on a 24/7 basis, and (C) the good standing of all authorizations, permits, licenses, certifications, consents, registrations and approvals material to Borrower or any Obligor;

(8) Shareholder Notices: Copies of all notices, reports and other documents sent to shareholders and directors of Borrower or any of its Subsidiaries as the Agent, on behalf of the Noteholders, may from time to time reasonably request;

 (9) SEC Reports: Copies of all notices, reports, press releases, circulars, offering documents and other documents of Borrower or any of its Subsidiaries filed with, or delivered to, any stock exchange or securities commission or a similar Governmental Authority in any applicable jurisdiction;

(10) SEC Investigations: Promptly, and in any event within seven (7) days after receipt thereof by any Obligor, or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Obligor or Subsidiary thereof; and

(11) Other Information: Such other information respecting the condition or operations, financial or otherwise, of the business of Borrower or any its Subsidiaries, the Collateral, or any Obligor as the Agent may from time to time require, including appraisals and valuations of the Mortgaged Property, the Riverbank Project or the Goodland Project.

(d)           Environmental Issues. (i) Promptly notify Noteholders of any environmental claim, notice or order against it; (ii) conduct such environmental audits as may reasonably be requested by the Agent; and (iii) Borrower shall not, and shall not permit any lessee or occupant of the Mortgaged Property to, use, generate, manufacture, store, maintain, dispose of or permit to exist in, on, under or about the Mortgaged Property any Hazardous Materials, except for the use, storage and disposal (such use, storage and disposal to be in all cases in accordance with all applicable Requirements of Law) of (x) the Disclosed Substances and (y) de minimis amounts of janitorial and cleaning supplies.

(e)           Security. Do, observe and perform or cause to be done, observed and performed all of its obligations and all matters and things necessary or expedient and which may be legally done, observed and performed by the Borrower and each Subsidiary for the purpose of perfecting, setting-up, rendering opposable, creating or maintaining its rights and interest in all collateral in which such Person has granted Liens in favor of the Agent. The Borrower and each Subsidiary shall promptly execute and deliver to the Agent such additional or complementary security documents, or such confirmations or such notices or documents containing such further description of properties charged or intended to be charged by the Security Documents as may in the reasonable opinion of the Agent be necessary or advisable to create and maintain its rights in all such collateral. Without limiting the generality of the foregoing, upon exercise of the Aemetis Option, the Parent, as holder of Capital Stock of the Borrower pursuant to the Aemetis Option, shall take such actions relating thereto that are requested by the Agent pursuant to this Section 5.1(e) to effectuate the terms and provisions of the Pledge Agreement. The Borrower and each Subsidiary shall cause to be promptly made all registrations, publications and filings (including any renewals thereof) and to be delivered all opinions, necessary, in the reasonable opinion of the Agent, to render the Security Documents, and the Liens made in favor of the Agent, to be fully effective as security. The Borrower shall promptly notify the Agent of the establishment of any deposit account, securities account or other bank account by the Borrower or any Subsidiary and, at the request of the Agent, enter into any control agreements with respect thereto as may be requested by the Agent. The Borrower shall notify the Agent of the acquisition by the Borrower or any Subsidiary of any material assets, the formation or acquisition of any new Subsidiaries of such Person and the acquisition of any interests in any real property, and shall take such actions relating thereto that are requested by the Agent pursuant to this Section 5.1(e), including, without limitation, causing any such new Subsidiary to become a Guarantor and/or causing any such assets to become subject to a Lien securing the Note Indebtedness.

(f)           Maintenance of Properties. Keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(g)           Insurance.

(1) Maintain, with financially sound and reputable insurers having a rating acceptable to the Agent in its reasonable discretion, covering, except as permitted by the Agent, all of their Property, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; public liability and third party property damage; and such other hazards or of such other types as is customary for Persons engaged in the same or similar business, as the Agent, in its discretion, shall specify, in amounts, and under policies acceptable to the Agent.

(2) Cause the Agent, for the ratable benefit of the Agent and the Noteholders, to be named as loss payee or additional insured in each policy insuring its Property or any part thereof, in a manner acceptable to the Agent. All premiums for such insurance shall be paid by the Borrower when due, and certificates of insurance and, if requested by the Agent or any Noteholder, photocopies of the policies, shall be delivered to the Agent, in each case in sufficient quantity for distribution by the Agent to each of the Noteholders. If the Borrower fails to procure such insurance or to pay the premiums therefor when due, the Agent may do so from the proceeds of the Loans.

(h)           Inspection. Enable and assist representatives of the Agent to examine (and, if desired, copy) Borrower’s (and any of its subsidiaries’) records, to inspect any of its properties, to conduct field examinations, audits and appraisals of any of the Collateral, the Mortgaged Property and the Goodland Project, and to discuss its business and affairs with its officers, directors, employees, accountants, auditors, partners, suppliers and customers all to the extent reasonably requested by the Agent and all at the Borrower’s expense. Not in limitation of the foregoing, enable and assist representatives of the Agent to conduct a monthly review of the progress of the Goodland Project.

(i)           Use of Proceeds. Use the proceeds of the Term Loan and Revolving Advances solely for the purposes identified on Schedule 5.1(i) hereto or as otherwise agreed to by the Agent in its sole discretion, and not for personal, family, household or agricultural purposes or advanced to any Person who is not an Obligor.

(j)           Books and Records. Maintain at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP. Borrower and its Subsidiaries shall, by means of appropriate entries, reflect in such accounts and in all their financial statements adequate liabilities and reserves for all taxes and adequate provision for depreciation and amortization of Property and bad debts, all in accordance with GAAP. Borrower and its Subsidiaries shall maintain at all times books and records pertaining to their Property in such detail, form and scope as the Agent shall reasonably require, including, without limitation, records of: (i) all payments received and all credits and extensions granted with respect to their accounts or claims; and (ii) all other dealings affecting their Property. Upon request by the Agent, the Borrower shall promptly deliver or cause to be delivered (where applicable and provided such delivery is permitted by law): (i) technical and engineering reports prepared by independent experts in connection with the business of the Obligors; (ii) copies of all material and selected contracts and authorizations; (iii) organizational charts for the Obligors and a summary of compensation of all personnel of the Obligors; (iv) copies of reports sent to shareholders and directors of any of the Obligors; and (v) such further schedules, documents, and information as the Agent may require.

(k)           Further Assurances. At its own cost and expense, execute and deliver to Agent and Noteholders all such documents, instruments and agreements and do all such other acts and things as may be reasonably required, in the opinion of the Agent, to carry out the purpose of each Note Purchase Document to which it is a party or to enable the Agent and Noteholders to exercise and enforce their rights hereunder or thereunder.

(l)           Taxes. Make due and timely payment or deposit of all federal, provincial, territorial, state and local taxes, assessments or contributions required of it by law (including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability), and will execute and deliver to the Agent, on demand, proof satisfactory to the Agent indicating that such Person has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof.

(m)           Additional Guarantors and Security. Upon the request of the Agent following the formation or acquisition of any new direct or indirect Subsidiaries approved by the Agent by Borrower or the acquisition of any property by Borrower, and such property, in the judgment of the Agent, shall not already be subject to a perfected first priority security interest in favor of the Agent for the benefit of the Noteholders, then in each case at the Borrower's expense: (i) in connection with the formation or acquisition of a Subsidiary, within ten (10) days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Agent a supplement to the Guaranty, or other similar guaranty in form and substance satisfactory to the Agent, guaranteeing the Note Indebtedness; and (ii) within fifteen (15) days after such request, formation or acquisition, duly execute and deliver, and cause each such Subsidiary and each direct and indirect parent of such Subsidiary to duly execute and deliver to the Agent mortgages, pledges, assignments, security interests and other security agreements, as specified by and in form and substance satisfactory to Agent (including delivery of all Capital Stock in and of such Subsidiary, and other instruments requested by the Agent in connection therewith, in each case, securing payment of all Note Indebtedness.

(n)           Compensation Agreements. Prior to entering into or modifying any compensation agreements (including salary, bonuses, perquisites, benefits, stock options, and other incentive compensation) for key officers or directors of Borrower or any Subsidiary of Borrower, the Borrower shall provide the terms thereof to the Agent, and such terms must be satisfactory to the Agent, acting reasonably.

(o)           Control Agreement. Within thirty (30) days following a request of Agent from time to time with respect to any Obligor, execute and deliver to Agent, one or more control agreements over such Obligor’s deposit accounts countersigned by the applicable bank or third party, in each case, in a form acceptable to Agent in its sole discretion.

(p)           Post-Closing Matters.

(i)           Within five (5) Business Days after the Closing Date, the Agent shall have received evidence that the insurance policies required by the Note Purchase Documents are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of the Agent for the benefit of the Noteholders.

(ii)           Within sixty (60) days after the Closing Date, the Agent shall have received a fully executed Collateral Assignment of the Riverbank Lease, from AAPK to the Agent on behalf of the Noteholders with respect to the Riverbank Lease.

5.2           Negative Covenants. So long as any of the Note Indebtedness shall remain unpaid, the Borrower will not, directly or indirectly, without the prior written consent of the Agent, in its sole and absolute discretion:

(a)           Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

(i)           Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Person in conformity with GAAP;

(ii)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(iii)         pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(iv)         easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of such Person; and

(v)
Liens created pursuant to the Security Documents.

(b)           Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except Permitted Indebtedness. Without the consent of the Agent, amend, modify or change any term or condition of any documentation entered into in connection with any Indebtedness (i) in any manner (i) if the effect of such amendment, modification or change is to restrict in any manner the ability of any Agent or the Noteholders to exchange, extend, renew, replace or refinance, in whole or part, the Term Loan, Revolving Advances or any other Indebtedness under this Agreement or any other Note Purchase Document, or (ii) in any other manner that could be adverse to the interests, rights or remedies of the Agent or any Noteholder under the Note Purchase Documents.

(c)           Capital Stock, Dividends, Etc. (i) Declare or make any Distribution or other dividend payment or distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Capital Stock of the Borrower, (ii) issue, purchase, redeem or otherwise acquire for value any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries or any warrants, rights or options to acquire any such shares, now or hereafter outstanding or (iii) make any distributions, remuneration or payment (including any Distributions) in violation of the terms of any applicable subordination terms applicable to any Permitted Indebtedness. Notwithstanding any other term of this Agreement, the Borrower and its Subsidiaries shall not, without the prior written consent of the Agent, make any transfer of funds, transfer of Property, or any distributions, remuneration or payment (including any Distributions) to any Person, other than (y) payments on account of the Note Indebtedness in accordance with the terms hereof, and (z) to the extent not otherwise prohibited by any Note Purchase Document, in the ordinary course of business and not in connection with or on account of any Indebtedness.

(d)           Investments. Make any Investment after the Closing Date except Permitted Investments.

(e)           Business, Management, Mergers, etc. (i) make any change in (A) board of directors or senior management of Borrower, (B) the compensation arrangements of any key officer or director of Borrower or any of its Subsidiaries, or (C) the capital structure of the Borrower or any of its Subsidiaries, (ii) make any material change in the nature of the business presently conducted by the Borrower or any of its Subsidiaries; (iii) make any payments on account of bonuses or new retainers greater than $50,000 or establish or create any trust accounts, (iv) change its name; (v) change its jurisdiction of incorporation or its type of organization (that is, from a corporation) or otherwise amend, modify or change any of its Organic Documents, as in effect on the Closing Date; (vi) merge, amalgamate or consolidate with or into, or convey, transfer, lease or otherwise dispose of or alienate (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, or dissolve or liquidate or terminate its legal existence, or (vii) make any change in (A) its accounting policies or reporting practices, except as required or permitted by GAAP, or (B) its fiscal year.

(f)           Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control (other than a Change of Control caused by the exercise of the Aemetis Option or the exercise of the Warrant).

(g)           Disposition of Property. Dispose or alienate of any of its Property, whether now owned or hereafter acquired, except dispositions of inventory made by the Borrower or its Subsidiaries in the ordinary course of its business.

(h)          Affiliate Transactions and Intercompany Loans. Enter into any transaction with any Obligor, Affiliate or Subsidiary or any of its directors or senior or executive officers or senior management, or enter into or assume any employment, consulting or analogous agreement or arrangement with any of its directors or senior or executive officers or senior management, or make any payment to any of its directors or senior or executive officers or senior management; provided, however, that Borrower may make one or more intercompany loans to the Parent so long as each intercompany loan (i) is made pursuant to and in accordance with the terms of the Revolving Intercompany Note and (ii) has been approved in writing by the Agent.

(i)           Bank Accounts. Open any bank account without the consent of the Agent.

(j)           Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, other than this Agreement and the other Note Purchase Documents.

(k)           Place of Business. Change the location of its respective chief executive office, principal place of business and registered office from, or maintain Property in any location other than as disclosed in Schedule 4(e).

(j)           Amendments of Related Documents. Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document that would impair the value of the interest or rights of any Noteholder thereunder or that would impair the rights or interests of the Agent or any Noteholder.

(k)           Financial Covenants.

(i) Permit the ratio of: (a) the sum of (i) the most recent Mortgaged Property Market Value, and (ii) the most recent Riverbank Project Value to (b) the Note Indebtedness, to be less than 2.00:1.00, tested as of the last day of each fiscal quarter.

(ii) Permit the amount of trade payables due to exceed the sum of the amount of the Borrower’s Cash Equivalents plus the Revolving Advances available to be advanced under the Revolving Line, tested as of the last day of each month.

SECTION 6.  EVENTS OF DEFAULT; REMEDIES.

6.1           Events of Default. Each of the following events (each an “Event of Default”) shall constitute an Event of Default:

(a)           any Obligor shall fail to pay any principal of, or interest on, or other amount payable under any Note Purchase Documents when the same becomes due and payable; or

(b)           any representation or warranty made by an Obligor or Pledgor (or any of its officers) under or in connection with any Note Purchase Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with any Note Purchase Document shall prove to have been incorrect or misleading in any material respect when made; or

(c)            any Obligor or Pledgor shall fail to perform or observe any term, covenant or agreement contained in any Note Purchase Document on its part to be performed or observed; or

(d)           any Obligor shall fail to pay any principal of or premium or interest on any Indebtedness in excess of $25,000 with respect to the Borrower, and $100,000 with respect to any other Obligor (but excluding Indebtedness evidenced by this Agreement), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(e)           (i) any Obligor, any subsidiary thereof or any Pledgor shall commence, or have commenced against it, any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent Person, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, trustee, custodian, conservator, monitor, interim monitor or other similar official for it or for all or any substantial part of its assets, or any Obligor, any subsidiary thereof or any Pledgor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Obligor, any subsidiary thereof or any Pledgor any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against any Obligor, any subsidiary thereof or any Pledgor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) any Obligor, any subsidiary thereof or any Pledgor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Obligor, any subsidiary thereof or any Pledgor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f)           any judgment or order for the payment of money in excess of $25,000 with respect to the Borrower, and $100,000 with respect to any other Obligor shall be rendered against Borrower or any Obligor and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)           a writ of attachment, garnishment execution, distraint or similar process in excess of $25,000 with respect to the Borrower, and $100,000 with respect to any other Obligor is issued against Borrower or any Obligor, or any of their respective properties, and remains in effect for ten (10) consecutive days, except for any such writ of attachment, garnishment execution, distraint or similar process that is subject to a bona fide dispute by Borrower and is properly contested by appropriate proceedings promptly instituted and diligently conducted; or

(h)           an event or development has occurred that could reasonably be expected to have a Material Adverse Effect, as determined by the Agent in its reasonable discretion and in good faith; or

(i)           a Change of Control occurs (unless such Change of Control is caused by the exercise of the Aemetis Option or the exercise of the Warrant); or

(j)           there is filed against any Obligor any action, suit or proceeding under any federal, provincial or state racketeering, proceeds of crime or money laundering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding is not dismissed within ninety (90) days or any other Anti-Terrorism Laws; or

(k)           any Obligor is convicted of a criminal offence; or

(l)           any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Obligor, Pledgor or other grantor party thereto shall so assert, or any Lien or security interest created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(m)           any Obligor ceases to carry on business in the ordinary course, except where such cessation occurs in connection with a sale of all or substantially all of the assets of an Obligor, or a restructuring or reorganization of an Obligor, which has been consented to by the Agent; or

(n)           any Obligor incurs any environmental liabilities which will require expenditures, (i) for any one occurrence, in excess of $25,000, or (ii) aggregating in any fiscal year on a consolidated basis, $100,000, that has not otherwise been defeased by a restricted cash deposit or reclamation or similar environmental performance bond; or

(o)           failure of any Obligor to perform or observe any term, covenant or agreement contained in any material contract on its part to be performed or observed where such failure could reasonably be expected to have a Material Adverse Effect, including, without limitation, hedging contracts, lease agreements, and other credit agreements.

6.2           Remedies. If any Event of Default shall have occurred and be continuing, then, and in any such event:

(a)           the Agent may, and at the request of the Noteholders holding a majority of the outstanding principal amount of the Term Loan and Revolving Line shall, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate any unused portion of the Revolving Line and any other commitment of the Agent or any Noteholder to extend any credit to any Obligor, and thereupon such unused portion of the Revolving Line and such other commitments shall terminate immediately, and/or (ii) declare the Term Loan and Revolving Advances then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loan and Revolving Advances so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and other Obligors accrued hereunder or under any other Note Purchase Document, shall become due and payable immediately, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived by the Obligors; provided, however, that in the case of any event described in paragraph (e) of Section 6.1, (x) any unused portion of the Revolving Line and any other commitment of the Agent or any Noteholder to extend any credit to any Obligor shall automatically terminate and (y) all outstanding Note Indebtedness (including, without limitation, all accrued and unpaid interest, fees and other amounts) shall automatically become and be due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate, or any notice of any kind, all of which are hereby expressly waived by the Obligors;

(b)           the Agent and/or any Noteholder may (and, at the request of the Noteholders holding a majority of the outstanding principal amount of the Term Loan and the Revolving Advances, the Agent shall) (i) exercise any and all rights and remedies available under this Agreement, any other Note Purchase Documents and applicable law (including, without limitation, the enforcement of any and all Liens created pursuant to any Security Document), and (ii) proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in any Note Purchase Document, or for an injunction against a violation of any of the terms thereof, or in aid of the exercise of any power granted thereby or by law or otherwise;

(c)           sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Obligors’ premises) as Agent determines is commercially reasonable, and apply any proceeds to the Note Indebtedness in whatever manner or order Agent deems appropriate. The Agent may sell the Collateral without giving any warranties as to the Collateral. To the extent permitted by law, the Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If the Agent sells any of the Collateral upon credit, the Obligors will be credited only with payments actually made by the purchaser, received by the Agent, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, the Agent may resell the Collateral and the Obligors shall be credited with the proceeds of the sale;

(d)           the Agent may credit bid and purchase at any public sale;

(e)           enforce and realize on the Collateral;

(f)           apply for the appointment of a receiver, receiver-manager, receiver and manager, interim receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Note Indebtedness and without regard to the solvency of any Obligor, any Guarantor or any other Person liable for any of the Note Indebtedness; and

(g)           Proceed to exercise any and all rights under this Agreement or under any other Note Purchase Document or otherwise permitted by law.

6.3           Waiver of Default. Notwithstanding anything to the contrary in any Note Purchase Document and for the avoidance of doubt, any reference in any Note Purchase Document to an Event of Default existing, or having occurred and being in continuance, shall remain an Event of Default until it has been waived in accordance with such Note Purchase Document. If an Event of Default shall have occurred, the Agent shall have the power to waive any Event of Default hereunder and all the Noteholders shall be bound by any such waiver upon such terms and conditions as the Agent shall prescribe; provided that no delay or omission of the Agent or any of the Noteholder to exercise any right or power accruing upon any Default or Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Default Event of Default or acquiescence therein; provided, further, that no act or omission of the Agent or any Noteholder shall extend to or be taken in any manner whatsoever to affect any subsequent Default or Event of Default hereunder or the rights resulting therefrom.

6.4           Enforcement by the Noteholders. If an Event of Default shall have occurred and be continuing, but subject to Section 6.3:

(a)           the Agent may proceed to enforce the rights of the Agent and the Noteholders by any action, suit, remedy or proceeding authorized or permitted by any of the Note Purchase Documents or by applicable law or equity; and

(b)           no such remedy for the enforcement of the rights of the Agent or any of the Noteholders shall be exclusive of or dependent on any other such remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

SECTION 7. THE AGENT

7.1           Appointment and Authorization.  Each Noteholder hereby designates and appoints the Agent under this Agreement and the other Note Purchase Documents and each Noteholder hereby irrevocably authorizes the Agent, as applicable, to take such action on its behalf under the provisions of this Agreement and each other Note Purchase Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Note Purchase Document, together with such powers as are reasonably incidental thereto. Each Noteholder hereby irrevocably appoints and constitutes the Agent its true and lawful attorney, with full power of substitution, for the purposes of carrying out any of the terms hereof, collecting or enforcing any of the Note Indebtedness and exercising any of the rights and remedies of the Noteholders hereunder and under the other Note Purchase Documents, including, without limitation, for the purposes of signing and/or recording any documents necessary to perfect, set-up, register, maintain, release, grant discharges, amend, extend, modify, replace, restate, or discharge the Collateral or any of the Note Purchase Documents and instituting any actions or proceedings. The Agent shall not be liable to Noteholders for any acts or omissions or errors of judgment or mistakes of fact or law in its exercise of the foregoing power, except resulting from its gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis. The Agent agrees to act as such on the express conditions contained in this Section. The provisions of this Section 7.1, are solely for the benefit of the Agent and the Noteholders, and no Obligor shall have any rights as a third party beneficiary of any of the provisions contained herein, but may rely on the determinations made under this Section. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Note Purchase Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Noteholder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Purchase Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Note Purchase Documents.

7.2           Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Note Purchase Document by or through agents, mandataries, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent, mandatary or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

7.3           Liability of Agent.  Agent shall not (i) be liable to any Noteholder for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Note Purchase Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and non-appealable basis), or (ii) be responsible in any manner to any of the Noteholders for any recital, statement, representation or warranty made by the Borrower or any Guarantor, or any officer thereof, contained in this Agreement or in any other Note Purchase Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Note Purchase Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Note Purchase Document, or for any failure of the Borrower or any other party to any Note Purchase Document to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any Noteholder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Note Purchase Document, or to inspect the properties, books or records of the Borrower or any of the Guarantors.

7.4           Successor Agent.  The Agent may resign as Agent upon thirty (30) days’ written notice to the Noteholders and the Borrower, such resignation to be effective upon the acceptance of a successor agent to its appointment as Agent. If the Agent resigns under this Agreement, subject to the proviso in the preceding sentence, the Noteholders shall, by majority vote (with number of votes based on dollars of funds advanced through the Term Loan and Revolving Advances) appoint from among the Noteholders a successor agent for the Noteholders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Noteholders, a successor agent from among the Noteholders. If no successor Agent has accepted the appointment as Agent by the date which is thirty (30) days following a notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Noteholders shall perform all of the duties of the Agent hereunder until such time, if any, as the Noteholders appoint a successor Agent as provided for above. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring agent and the term “Agent” shall mean such successor agent and the retiring agent’s appointment, powers and duties as agent shall be terminated. After any retiring agent’s resignation hereunder as agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was agent under this Agreement.

7.5           Credit Decision.  Each Noteholder acknowledges that Agent has not made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and the Guarantors, shall not be deemed to constitute any representation or warranty by Agent to any Noteholder. Each Noteholder represents to the Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrower and each of the Guarantors, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Noteholder also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Note Purchase Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrower and each of the Guarantors. The Agent shall not have any duty or responsibility to provide any Noteholder with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Borrower and each of the Guarantors which may come into the possession of the Agent.

7.6           Agency for Perfection.  Each Noteholder hereby appoints each other Noteholder and the Agent as agent and mandatary for the purpose of perfecting and setting-up the Noteholders’ security interest in and Lien on assets which can be perfected or set-up by delivery and possession. Should any Noteholder (other than the Agent) obtain delivery and possession of any such Collateral, such Noteholder shall notify the Agent thereof, and, promptly upon the Agent’s request shall deliver such collateral to the Agent or in accordance with the Agent’s instructions.

7.7           Concerning the Collateral and the Related Note Purchase Documents. Each Noteholder authorizes and directs the Agent to enter into this Agreement and the other Note Purchase Documents for the ratable benefit and obligation of the Agent and the Noteholders, including any Intercreditor Agreement or arrangement described in, or from time to time required pursuant to, this Agreement and any such Intercreditor Agreement is binding upon such Noteholders. Each Noteholder agrees that any action taken by the Agent, as applicable, in accordance with the terms of this Agreement or the other Note Purchase Documents, and the exercise by the Agent, as applicable, of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Noteholders. None of the Noteholders shall have any right of action whatsoever against the Agent as a result of any action taken by the Agent pursuant to this Section or in accordance with the terms of any Intercreditor Agreement. The Agent may affect any amendment or supplement to any Intercreditor Agreement or arrangement described in, or from time to time required pursuant to, this Agreement that is for the purpose of adding the holders of Indebtedness under any other secured or unsecured Indebtedness permitted to be incurred under this Agreement, including on a junior priority basis to the Note Indebtedness, as contemplated by the terms of such Intercreditor Agreement or arrangement described in, or required from time to time pursuant to, this Agreement, as applicable.

7.8           Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any bankruptcy, insolvency, winding-up or other judicial proceedings relative to any Obligor, the Agent (irrespective of whether the principal of any Loan or other Note Indebtedness shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent or any Noteholder shall have made any demand on any Obligor) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan, Revolving Advances and all other Note Indebtedness that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Agent and the Noteholders (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agent, the Noteholders and their respective agents, advisors and counsel) allowed in such proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and, subject to the terms hereof, to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the Noteholders to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Noteholders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due to the Agent under the Note Purchase Documents.

SECTION 8.   MISCELLANEOUS.

8.1           Amendments, Etc. No amendment or waiver of any provision of this Agreement or the other Note Purchase Documents, nor consent to any departure by the Borrower or the Obligor party to such Note Purchase Document, shall in any event be effective unless the same shall be in writing and signed by the Agent, the Borrower and the Obligor party to such Note Purchase Document and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.2           Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, in each case, to the address and to the attention of a party as advised by such party to the other parties from time to time.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by electronic mail (e-mail) or facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

8.3           No Waiver; Remedies. No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in any of the other Note Purchase Documents.

8.4           Right of Setoff. The Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off, compensate and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness or other obligations at any time owing by the Agent to or for the credit or the account of the Borrower against any and all of the Note Indebtedness of the Borrower or any other Obligor now or hereafter existing under this Agreement or any other Note Purchase Document, whether or not the Agent shall have made any demand under this Agreement and although such Note Indebtedness may be unmatured. The rights of the Agent under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Agent may have.

8.5           Waiver; Etc. The Borrower and each surety, guarantor, endorser and other party ever liable for payment of this Agreement or any part hereof jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Agreement, all without prejudice to the Agent. The Agent shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said Indebtedness or other Note Indebtedness, or to release or substitute part or all of the collateral securing this Agreement, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

8.6           Assignments.   Neither Borrower nor any Guarantor may assign or transfer any of its rights or delegate any of its obligations under this Agreement or any of the other Note Purchase Documents without the Agent’s prior written consent. Any Noteholder (the “Assigning Noteholder”) may sell or otherwise transfer or assign all or any part of its interest in this Agreement and the other Note Purchase Documents to any Person (hereinafter an “Assignee”) without any notice to or consent from the Borrower or any Guarantor, but, with the prior consent of the Agent. Borrower and the other Guarantors authorize Agent and Noteholders to deliver to potential assignees or participants Borrower’s and the Guarantors’ financial information and all other information delivered to Agent and Noteholders in furtherance of or pursuant to the terms of this Agreement, the whole subject to usual and customary confidentiality agreements being entered into with such assignees or participants that are no less restrictive than the confidentiality provisions in the Note Purchase Documents. An assignment shall become effective when the Borrower has been notified of it by the Assigning Noteholder and has received from the Assignee an undertaking (addressed to all the parties to this Agreement) to be bound by this Agreement and the other Note Purchase Documents and to perform the obligations assigned to it, in form and substance as set forth in Schedule 8.6. Any such Assignee shall be and be treated as a Noteholder for all purposes of this Agreement and the other Note Purchase Documents, shall be entitled to the full benefit hereof and shall be subject to the obligations to the same extent as if it were an original party in respect of the rights or obligations assigned to it and the Assigning Noteholder shall be released and discharged accordingly and to the same extent.

8.7           Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE PURCHASE DOCUMENT (EXCEPT, AS TO ANY OTHER NOTE PURCHASE DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT RESPECT TO ITS CONFLICTS OF LAWS PRINCIPLES.

8.8           Jurisdiction, Etc. (a) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY NOTEHOLDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER NOTE PURCHASE DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER NOTE PURCHASE DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY NOTEHOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE PURCHASE DOCUMENT AGAINST THE BORROWER OR ANY OTHER OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)
Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Note Purchase Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)
Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d)
Each party agrees (i) to not assert any claim against the Agent, any Noteholder or any Related Party of the foregoing for special, indirect, consequential or punitive damages arising out of or otherwise relating to or alleged in connection with this Agreement or any of the other Note Purchase Documents, any of the transactions contemplated herein or in any other Note Purchase Document or the actual or proposed use of the Term Loan and Revolving Line evidenced by this Agreement and (ii) that the Agent, the Noteholders and their respective Related Parties shall have no responsibility or liability to any Obligor or any of its Related Parties for any such damages.

8.9           Indemnification.  (a) Borrower shall indemnify the Agent, each Noteholder and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Note Purchase Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Obligor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Obligor against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Note Purchase Document, if any such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(b)           Borrower shall not, without the prior written consent of the applicable Indemnitee(s), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which such Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnitee, unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnitee.

8.10           Acknowledgements. Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Note Purchase Documents;

(b)          neither the Agent nor any Noteholder has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Note Purchase Documents, and the relationship between Agent and Noteholders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Note Purchase Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agent and the Noteholders or among the Borrower, the Agent and the Noteholders.

8.11           Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.12           Survival. All covenants, agreements, representations and warranties made by the Obligors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Agent and the Noteholders and shall survive the execution and delivery of this Agreement and the making of the Term Loan and Revolving Advances, regardless of any investigation made by the Agent or any Noteholder or on its behalf and notwithstanding that the Agent or any Noteholder may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loans or any other amount payable under this Agreement is outstanding and unpaid.

8.13           Confidentiality. The Agent and the Noteholders agree to treat, and cause each of its Affiliates to whom such information is disclosed by the Agent or any Noteholder to treat, all non-public information provided to the Agent and/or any Noteholder by any Obligor as confidential information in accordance with customary banking and finance industry practices.

8.14           Headings. Section headings used herein are for convenience of reference only, and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement or any other Note Purchase Document.

8.15           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE PURCHASE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE PURCHASE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.16           Entire Agreement. This Agreement and the other Note Purchase Documents represent the final, entire agreement between the parties regarding the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

8.17           Marshaling, Payments Set Aside. Neither the Agent nor any Noteholder shall be under any obligation to marshal any assets in favor of any Obligor or any other Person or against or in payment of any or all of the Note Indebtedness. To the extent that any payment by or on behalf of any Obligor is made to the Agent or any Noteholder or the Agent or any Noteholder exercises its right of setoff or enforces any security interest, and such payment or the proceeds of such enforcement or setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or any Noteholder in its discretion) to be repaid or returned to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or similar laws affecting creditors’ rights generally or otherwise, then (a) to the extent of such payment so returned or such recovery, as applicable, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff or other enforcement action, as applicable, had not occurred, and (b) each Noteholder severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent. The obligations of the Noteholders under clause (b) of the preceding sentence shall survive the payment in full of the Note Indebtedness and the termination of this Agreement.

8.18           USA Patriot Act Notice. To the extent subject to the PATRIOT Act (as hereinafter defined), each Noteholder and the Agent (for itself and not on behalf of any Noteholder) hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Noteholder or Agent, as applicable, to identify each Obligor in accordance with the PATRIOT Act. Borrower shall, promptly following a request by the Agent or any Noteholder, provide all documentation and other information that the Agent or such Noteholder requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Agent and the Noteholders have caused this Agreement to be duly executed as of the date first above written.

BORROWER:
GOODLAND ADVANCED FUELS, INC.
By:	/s/ Michael L. Peterson
Name: Michael L. Peterson
Title: President and CEO

Address:	17 Canary Court Danville, CA 94526
Attention: Michael Peterson
Facsimile: ___________________ e-mail: michael@petersonhome.net
[signatures follow on next page]

[Signature Page – Note Purchase Agreement]

AGENT:
THIRD EYE CAPITAL CORPORATION
By:	/s/ Arif N. Bhalwani
Name: Arif N. Bhalwani
Title: Managing Director

Address:	Brookfield Place, TD Canada Trust Tower 161 Bay Street, Suite 3930 Toronto, Ontario, M5J 2S1

Attention: Arif N. Bhalwani Facsimile: (416) 981-3393
e-mail: ops@thirdeyecapital.com

[signatures follow on next page]

[Signature Page – Note Purchase Agreement]

NOTEHOLDER:
Commitment in Revolving Line: $500,000 Pro Rata Share of Revolving Line: 5%	THIRD EYE CAPITAL CREDITOPPORTUNITIES FUND – INSIGHT FUND by its Managing General Partner THIRD EYE CAPITAL CREDIT OPPORTUNITIES S.AR.L.
Commitment in Term Loan:	Per:	/s/ Paul de Quant
$750,000		Name:Paul de Quant
Pro Rata Share in Term Loan:		Title: Manager
5%	Per:	/s/ Arif N. Bhalwani
Name: Arif N. Bhalwani Title: Manager
	Address:	19, Rue de Bitbourg L-1273 Luxembourg
Attention:
Facsimile:
	e-mail:	tec@mdo-services.com

Commitment in Revolving Line: $4,000,000 Pro Rata Share of Revolving Line: 40%	THIRD EYE CAPITAL ALTERNATIVE CREDIT TRUST by its Manager THIRD EYE CAPITAL MANAGEMENT INC.
Commitment in Term Loan:	Per:	/s/ Arif N. Bhalwani
$6,000,000		Name: Arif N. Bhalwani
Pro Rata Share in Term Loan:		Title: Portfolio Manager
40%	Address:	3930 – 161 Bay Street Toronto, ON M5J 2S1
Attention: Arif N. Bhalwani
Facsimile: 416 981 3393
	e-mail:	arif@thirdeyecapital.com

NOTEHOLDER:
Commitment in Revolving Line: $5,500,000 Pro Rata Share of Revolving Line: 55.0%	MBI/TEC PRIVATE DEBT OPPORTUNITIES FUND I, L.P., herein acting by its general partner MBI/TEC PRIVATE DEBT GP L.P., itself acting by its general partner MBI/TEC PRIVATE DEBT GP INC.
Commitment in Term Loan:	Per:	/s/ Arif N. Bhalwani
$8,250,000		Name: Arif N. Bhalwani
Pro Rata Share in Term Loan:		Title: President and CEO
55.0%	Address:	3930 – 161 Bay Street Toronto, ON M5J 2S1
Attention: Arif N. Bhalwani
Facsimile: 416 981 3393
	e-mail:	mbitecgp@thirdeyecapital.com

Schedule 1.1(a)

Commitments

Term Loan Commitment

Name of Noteholder	Term Loan Commitment	Term Loan Commitment Percentage
Third Eye Capital Credit Opportunities Fund – Insight Fund	$750,000	5.0%
Third Eye Capital Alternative Credit Trust	$6,000,000	40.0%
MBI/TEC Private Debt Opportunities Fund I, L.P.	$8,250,000	55.0%
Total:	$15,000,000	100%

Revolving Line Commitment

Name of Noteholder	Revolving Line Commitment	Revolving Line Commitment Percentage
Third Eye Capital Credit Opportunities Fund – Insight Fund	$500,000	5.0%
Third Eye Capital Alternative Credit Trust	$4,000,000	40.0%
MBI/TEC Private Debt Opportunities Fund I, L.P.	$5,500,000	55.0%
Total:	$10,000,000	100%

Schedule 1.1(b)

Form of Request for Revolving Advance

REQUEST FOR REVOLVING ADVANCE

TO:
THIRD EYE CAPITAL CORPORATION, AS AGENT FOR AND ON BEHALF OF THE NOTEHOLDERS (as such terms are hereinafter defined)

1.
This Request for Revolving Advance is delivered to you pursuant to the Note Purchase Agreement, dated as of June 30, 2017 (as amended, varied, supplemented, restated, renewed or replaced at any time and from time to time, the “Note Purchase Agreement”), entered into between GOODLAND ADVANCED FUELS, INC., a Delaware corporation (together with its successors and permitted assigns, the “Borrower”), the noteholders made a party thereto from time to time (the “Noteholders”), and THIRD EYE CAPITAL CORPORATION, as administrative agent and collateral agent for and on behalf of the Noteholders (in such aforesaid capacities, or any successor or assign in such capacities, the “Agent”). All capitalized terms used and not otherwise defined in this Request for Revolving Advance shall have the respective meanings set forth in the Note Purchase Agreement.

2.
The Borrower hereby irrevocably requests a Loan, in accordance with the applicable terms and conditions of the Note Purchase Agreement, as follows:

(a)
Proposed Drawdown Date (which shall be a Business Day):
●

(b)
Aggregate principal amount of Revolving Advance:
$●

3.
All of the conditions set forth in Section 3.2 of the Note Purchase Agreement have been complied with.

4.
The use of proceeds of the Loan will be as indicated in the Schedule hereto.

Dated this ● day of● 201●.

GOODLAND ADVANCED FUELS, INC.
By:
Name: Title:

Schedule 4(e)

Chief Executive Office and Other Locations

Borrower

1.
The chief executive office of the Borrower is located at the following address:

17 Canary Court
Danville, CA 94526

2.
The address of the registered office of the Borrower in the jurisdiction of its organization (as identified in the certificate of incorporation of the Borrower) is the following:

Incorporating Services, Ltd.
3500 S. DuPont Hwy
City of Dover, Delaware 19901

3.
Other locations where the Borrower maintains any Property are:

200 Energy Park Drive
Goodland, Kansas 67735

Other Obligors

1.
The chief executive office of the Guarantors is located at the following address:

20400 Stevens Creek Blvd, Suite 700
Cupertino, CA 95014

2.
The address of the registered office of the Guarantors in the jurisdiction of each of their organization (as identified in the certificate of incorporation of each Guarantor) is the following:

615 South Dupont Hwy
Dover, Delaware, 19901

3.
Other locations where the Guarantors maintain any Property are:

_____________________
_____________________
_____________________

Schedule 5.1(c)

Form of Compliance Certificate

TO:
Third Eye Capital Corporation, as Agent

AND TO:
The Noteholders

RE:
Compliance Certificate for the [fiscal year / quarter] ended ________________________ (the “Statement Date”)

The undersigned, being a Responsible Officer, refers to that certain Note Purchase Agreement, dated as of June 30, 2017 (as amended, varied, supplemented, restated, renewed or replaced at any time and from time to time, the “Note Purchase Agreement”; capitalized terms used but not defined herein having the meanings set forth therein), among the Noteholders from time to time party thereto, Third Eye Capital Corporation, as administrative agent and collateral agent for and on behalf of the Noteholders (in such aforesaid capacities, or any successor or assign in such capacities, the “Agent”), and Goodland Advanced Fuels, Inc., as the borrower (the “Borrower”).

1.
I have read the provisions of the Note Purchase Agreement and other Note Purchase Documents which are relevant to this Compliance Certificate and have made or caused to be made such examinations or investigations as are necessary to enable me to express an informed opinion on the matters contained in this Compliance Certificate.

2.
The representations and warranties of the Borrower contained in Section 4 of the Note Purchase Agreement, or which are contained in any document furnished at any time under or in connection with the Note Purchase Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

3.
The Borrower hereby certifies and warrants to you that the following is a true and correct computation as at the date hereof of the ratio contained in Section 5.2(l) of the Note Purchase Agreement:

Minimum Ratio The ratio of: (a) the sum of (i) the most recent Mortgaged Property Market Value, and (ii) the most recent Riverbank Project Value to (b) the Note Indebtedness for the quarter ended on the Statement Date was ___:1.00 which was in compliance with the requirement under Section 5.2(l) of the Note Purchase Agreement.

4.
The Borrower further certifies to you that no Event of Default has occurred or is occurring.

5.
The financial statements delivered herewith pursuant to Section 5.1(c)(1) or (2), as applicable, of the Note Purchase Agreement for the period ended as of the Statement Date fairly present in all material respects such Borrower’s financial condition as of the Statement Date and such Borrower’s results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower since the Statement Date.

IN WITNESS WHEREOF, the Borrower has caused this Compliance Certificate to be executed and delivered by its duly authorized officer on [DATE].

GOODLAND ADVANCED FUELS, INC. By: _________________________________ Title: Chief Executive Officer

Schedule 5.1(i)

Use of Proceeds

The Term Loan, the Revolving Advances and other advances or extensions of credit made to or for the benefit of any Obligor under the Note Purchase Agreement will be used solely for the following purposes:

1)
With respect to the Term Loan made to the Borrower on the Closing Date, for the purposes of the Borrower paying the purchase price to acquire the Mortgaged Property.

2)
With respect to any Revolving Advances made to the Borrower for its on behalf or on behalf of an Obligor pursuant to the Revolving Intercompany Note, for the purposes of (a) the prepayment of interests on the Term Loan in accordance with the Agreement, (b) paying the fees and expenses associated with the transactions contemplated by the Note Purchase Documents (c) making Approved Expenditures in accordance with the terms of the Agreement, which shall be no less than $2,500,000 with respect to the Riverbank Project, and (d) financing the Borrower’s working capital and general corporate requirements that are in each case approved by the Agent, including, without limitation, payments of interest and other fees and expenses in respect of the Term Loan, intercompany advances by the Borrower in accordance with the Revolving Intercompany Note or on its behalf and the payment of audit, accounting, legal services, physical security, taxes, utilities, insurance and costs of employees and independent contractors, and other reasonable expenses of operations and maintenance related to the Mortgaged Property, the Goodland Project and the Riverbank Project.

Schedule 8.6

Form of Assignment and Acceptance Agreement

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of ● and is made between ● (the “Assignor”) and ● (the “Assignee”).

RECITALS

WHEREAS, the Assignor is party to that certain Note Purchase Agreement, dated as of June 30, 2017 (as amended, varied, supplemented, restated, renewed or replaced at any time and from time to time, the “Note Purchase Agreement”), among the Noteholders from time to time party thereto (such parties, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Noteholder” and collectively as the “Noteholders”), Third Eye Capital Corporation, as administrative agent and collateral agent for and on behalf of the Noteholders (in such aforesaid capacities, or any successor or assign in such capacities, the “Agent”), and Goodland Advanced Fuels, Inc., as the borrower (the “Borrower”).

WHEREAS, the Assignor has made a Term Loan and a Revolving Line Commitment to the Borrower, of which an aggregate principal amount of $● is currently outstanding on the date hereof (the “Outstanding Amount”);

WHEREAS, in accordance with Section 8.6 of the Note Purchase Agreement, the Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Note Purchase Agreement, in an amount equal to (a) $●of the Outstanding Amount (the “Assigned Amount”) on the terms and subject to the conditions set forth herein and the Assignee is required under the Note Purchase Agreement to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.
Assignment and Acceptance

(a)
Subject to the terms and conditions of this Assignment and Acceptance, (i) the Assignor hereby sells, transfers and assigns to the Assignee and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) the (A) Assigned Amount and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Note Purchase Agreement and the other Note Purchase Documents.
(b)
With effect on and after the Effective Date (as defined in Section 5 hereof), the Assignee shall be a party to the Note Purchase Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Noteholder under the Note Purchase Agreement, including the requirements concerning confidentiality and the payment of indemnification, and acquire the rights of the Assignor with respect to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Note Purchase Documents are required to be performed by it as a Noteholder. It is the intent of the parties hereto that the Assigned Amount shall, as of the Effective Date, be assigned to the Assignee and the Assignor shall relinquish its rights and be released from its obligations under the Note Purchase Agreement in respect thereof.

2.
Payments

(a)
As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $ ●.

3.
Reallocation of Payments

Any interest, fees and other payments accrued to the Effective Date with respect to the interests and obligations assigned to and assumed by the Assignee hereunder shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the interests and obligations assigned to and assumed by the Assignee hereunder shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding two sentences and pay to the other party any such amounts which it may receive promptly upon receipt.

4.
Independent Credit Decision

The Assignee (a) acknowledges that it has received a copy of the Note Purchase Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of the Borrower and other Obligors, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Noteholder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Note Purchase Agreement.

5.
Effective Date: Notices

(a)
As between the parties hereto, the effective date for this Assignment and Acceptance shall be ● (the “Effective Date”); provided that the following conditions precedent have been satisfied on or before the Effective Date:

(i)
this Assignment and Acceptance shall be executed and delivered by the Assignor and the Assignee;

(ii)
the consent of the Agent required for an effective assignment of the Assigned Amount as contemplated hereunder shall have been duly obtained and shall be in full force and effect as of the Effective Date; and

(iii)
the Assignee shall pay to the Assignor all amounts due to the Assignor;

(b)
Promptly following the execution of this Assignment and Acceptance, the Assignor shall deliver to the Agent for acknowledgment by the Agent, a Notice of Assignment in the form attached hereto as Schedule I.

6.
Agent

(a)
The Assignee hereby appoints and authorizes the Agent to take such action as administrative agent and collateral agent on its behalf and to exercise such powers under the Note Purchase Agreement as are delegated to the Agent by the Noteholders pursuant to the terms of the Note Purchase Agreement and the other Note Purchase Document, and hereby confirms the conferring of the legal status of Agent in accordance with the Note Purchase Documents.

(b)
[The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Agent under the Note Purchase Agreement.]

7.
Representations and Warranties

(a)
The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Note Purchase Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b)
The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Note Purchase Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note Purchase Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of any of the Borrower or any Obligor, or the performance or observance by any of the Borrower or any Obligor, of any of their respective obligations under the Note Purchase Agreement or other Note Purchase Documents or any other instrument or document furnished in connection therewith.

(c)
The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder;; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Note Purchase Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

8.
Further Assurances

Each of the parties hereto hereby agrees to execute and deliver such other instruments, and take such other action, as any party hereto may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Borrower or the Agent, which may be required in connection with the Note Purchase Agreement and the assignment and assumption contemplated hereby.

9.
Miscellaneous

(a)
Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

(b)
All payments made hereunder shall be made without any set-off or counterclaim.

(c)
Each of the parties hereto shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d)
This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e)
THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE PURCHASE DOCUMENT (EXCEPT, AS TO ANY OTHER NOTE PURCHASE DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Assignment and Acceptance have caused this Assignment and Acceptance to be executed and delivered by its duly authorized officers or representatives as of the date first above written.

[ASSIGNOR]
By:
Name:
Title:
Address:

[ASSIGNEE]
By:
Name:
Title:
Address:

THIRD EYE CAPITAL CORPORATION, as Agent
By:
Name:
Title:
Address:

SCHEDULE I

to

ASSIGNMENT AND ACCEPTANCE

NOTICE OF ASSIGNMENT AND ACCEPTANCE

___________________, 20___

Third Eye Capital Corporation, as Agent

Re:
Goodland Advanced Fuels, Inc. Note Purchase Agreement

Ladies and Gentlemen:

We refer to the Note Purchase Agreement, dated as of June 30, 2017 (the Note Purchase Agreement), among the financial institutions from time to time parties thereto (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a Noteholder and collectively as the Noteholders), Third Eye Capital Corporation, as administrative agent and collateral agent for the Noteholders (in such capacities, together with any successors and assigns in such capacity, the Agent), and Goodland Advanced Fuels, Inc., as the borrower (the Borrower).

1.
We hereby give you notice of, and request the consent of the Agent to, the assignment pursuant to the Assignment and Acceptance attached hereto (the Assignment and Acceptance) by ● (the Assignor) to ● (the Assignee) of the Assigned Amount and all right, title and interest of the Assignor in and to the Note Purchase Agreement in respect thereof.

2.
The Assignee agrees that, upon receiving the consent of the Agent, and if required, the Borrower, to such assignment, the Assignee will be bound by the terms of the Term Loan and Revolving Line Commitment and to the same extent as if the Assignee were the Noteholder[s] originally holding such interest[s] in the Note Purchase Agreement.

3.
The following administrative details apply to the Assignee:

(a)
Notice Address:

[Assignee name:

Address:

Attention:

Telephone: (   )

Telecopier: (   )

]

(b)
Payment Instructions:

[For Assignee
Account No.:
At:

Reference:

Attention:
]

4.
You are entitled to rely upon the representations, warranties and covenants of each of the Assignor and Assignee contained in the Assignment and Acceptance.

[Signature Page Follows]

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officers or representatives as of the date first above mentioned.

[NAME OF ASSIGNOR]
By:
Name:
Title:

[NAME OF ASSIGNEE]
By:
Name:
Title: